EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-122809 on Form S-8, and Nos. 333-127759 and 333-127760 on Form S-3 of FairPoint Communications, Inc. of our report relating to the financial statements of Orange County-Poughkeepsie Limited Partnership as of December 31, 2005 and 2004 and for each of the three years in the period ended December 31, 2005, dated March 13, 2006, (which report expresses an unqualified opinion and includes an explanatory paragraph regarding affiliate revenues) appearing in this Annual Report on Form 10-K of FairPoint Communications, Inc. for the year ended December 31, 2005.

/s/ Deloitte & Touche LLP

New York, New York
March 13, 2006